Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198852

Prospectus Supplement No. 4

(to prospectus dated September 19, 2014)

This Prospectus Supplement No. 4 supplements and amends the prospectus dated September 19, 2014, or the Original Prospectus, and the other Prospectus Supplements thereto, dated September 19, 2014, or Prospectus Supplement No. 1, September 23, 2014, or Prospectus Supplement No. 2, and September 25, 2014, or Prospectus Supplement No. 3, which we collectively refer to as the Prospectus. Prospectus Supplement No. 1, Prospectus Supplement No. 2 and Prospectus Supplement No. 3 relate to the resale of up to an aggregate of 31,350,000 of our ordinary shares, nominal value $0.0001 per share, by the selling shareholders identified therein.

This Prospectus Supplement No. 4 should be read in conjunction with, and delivered with, the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

We are filing this Prospectus Supplement No. 4 to reflect the pro rata distribution of an aggregate of 2,000,000 of our ordinary shares by DFW Capital Partners III, L.P. and DFW-Vidara, LLC to their partners and members, respectively. The table and related footnotes thereto appearing under the caption “Selling Shareholders” on pages S-5 and S-6 of Prospectus Supplement No. 1, as amended by Prospectus Supplement No. 2 and Prospectus Supplement No. 3, is hereby amended by amending the entries for DFW Capital Partners, Donald F. DeMuth, Keith W. Pennell, Pennell 2010 Family Trust, Brett L. Prager, John Hindelong, Brian C. Tilley, DeVer Warner, Douglas Gilbert and DeMuth Family Irrevocable Trust, as well as the corresponding footnotes, as set forth below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders, and we have not independently verified this information. Except as set forth in the footnotes below, based upon information provided by the selling shareholders named below, to our knowledge, none of the selling shareholders, nor any of their affiliates, directors or principal equity holders (holders of 5% or more of voting equity) has held any position or office or has had any other material relationship with us (or our predecessors or affiliates) during the past three years.

	Beneficial Ownership as of October 1, 2014		Maximum Number of Ordinary Shares Offered	Beneficial Ownership After the Sale of the Maximum Number of Ordinary Shares
Selling Shareholder	Number	%		Number	%
DFW Capital Partners (4)	1,590,231	1.5%	1,590,231	—	—
Donald F. DeMuth (12)	155,450	*	155,450	—	—
Keith W. Pennell (13)	158,451	*	158,451	—	—
Pennell 2010 Family Trust (14)	18,644	*	18,644	—	—
Brett L. Prager (15)	126,221	*	126,221	—	—
John Hindelong (16)	66,753	*	66,753	—	—
Brian C. Tilley (17)	117,326	*	117,326	—	—
DeVer Warner	12,524	*	12,524	—	—
Douglas Gilbert	27,575	*	27,575	—	—
DeMuth Family Irrevocable Trust (18)	89,979	*	89,979	—	—

*	Less than 1%.
(4)	Includes 957,713 ordinary shares held by DFW Capital Partners III, L.P., or DFW III, a Delaware limited partnership, and 632,518 ordinary shares held by DFW-Vidara, LLC, or DFW-Vidara, a Delaware limited liability company, each of which is an affiliate of DFW Capital Partners. The principal business of DFW III is that of a private investment partnership. The general partner of DFW III is DFW III, LLC, or DFW III GP, a Delaware limited liability company. The principal business of DFW III GP is that of acting as the general partner of DFW III. The principal business of DFW-Vidara is that of a private investment company. The managing member of DFW-Vidara is Jersey Ventures, LLC, or Jersey Ventures, a Delaware limited liability company. The principal business of Jersey Ventures is serving as the managing member of DFW-Vidara and one or more other entities affiliated with DFW Capital Partners. The managers of DFW III GP, Jersey Ventures and DFW Capital Partners are Donald F. DeMuth, Keith W. Pennell and Brett L. Prager, each of whom is a citizen of the United States and each of whom disclaims beneficial ownership of the ordinary shares except to the extent of any pecuniary interest therein. Mr. DeMuth and Mr. Pennell are managing members of Vidara Therapeutics Holdings LLC, or Vidara Holdings, and DFW Capital Partners owns 25.4% of the outstanding voting membership interests of Vidara Holdings. The principal office of DFW III, DFW-Vidara, DFW III GP, Jersey Ventures and DFW Capital Partners is 300 Frank W. Burr Boulevard, Glenpointe Centre East, Suite 5, Teaneck, New Jersey 07666.
(12)	Donald F. DeMuth is a managing member of Vidara Holdings and an affiliate of DFW Capital Partners as described in footnote (4) above.
(13)	Keith W. Pennell is a managing member of Vidara Holdings and an affiliate of DFW Capital Partners as described in footnote (4) above.
(14)	The trustee of the Pennell 2010 Family Trust, or Pennell Trust, is Bonnie Pennell. Mrs. Pennell has the power to vote and dispose of these ordinary shares and disclaims beneficial ownership of these ordinary shares except to the extent of any pecuniary interest therein. The beneficiaries of the Pennell Trust are the minor children of Keith W. Pennell and Bonnie Pennell. Keith W. Pennell is a managing member of Vidara Holdings and an affiliate of DFW Capital Partners as described in footnote (4) above.
(15)	Brett L. Prager is an affiliate of DFW Capital Partners as described in footnote (4) above.
(16)	Includes 3,783 ordinary shares held by John Hindelong individually and 62,970 ordinary shares held by Hindelong Investments, L.P. Mr. Hindelong is the controlling general partner of Hindelong Investments, L.P.
(17)	Includes 34,801 ordinary shares held by Brian C. Tilley individually and 82,525 ordinary shares held by Wenzi Capital Partners, LLC, a Delaware limited liability company. Mr. Tilley serves as the managing member of Wenzi Capital Partners, LLC and Mr. Tilley disclaims beneficial ownership of the ordinary shares held by Wenzi Capital Partners, LLC, except to the extent of his pecuniary interest therein.
(18)	The trustees of the DeMuth Family Irrevocable Trust, or DeMuth Trust, are Victoria DeMuth, Douglas DeMuth, Carl DeMuth and Christopher DeMuth, each of whom has the power to vote and dispose of these ordinary shares and disclaims beneficial ownership of these ordinary shares except to the extent of any pecuniary interest therein. The beneficiaries of the DeMuth Trust are Victoria DeMuth, Douglas DeMuth, Carl DeMuth and Christopher DeMuth. Victoria DeMuth’s husband, Donald F. DeMuth, is a managing member of Vidara Holdings and an affiliate of DFW Capital Partners as described in footnote (4) above.

This investment involves risks. See “Risk Factors” on page 4 of the Original Prospectus, as updated by the supplements thereto and the additional documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 1, 2014.